Exhibit 21.1
LIST OF SUBSIDIARIES

The following is a list of subsidiaries of the Company as of December 31, 2025:

Subsidiary Legal Name State or other Jurisdiction of Incorporation or Organization
Arcutis Canada, Inc.      Canada
Ducentis Biotherapeutics Ltd.      United Kingdom